EXHIBIT 15.4

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT made as of the 13th day of June, 2007

BETWEEN:

JED OIL INC., a body corporate incorporated under the *Business Corporations Act* (Alberta) (hereinafter called "JED")

- and -

CARIBOU RESOURCES CORP., a body corporate amalgamated under the *Business Corporations Act* (Alberta) (hereinafter called "Caribou")

WHEREAS JED and Caribou wish to propose an arrangement involving JED, Caribou, the Caribou Common Shareholders, Caribou Optionholders and Caribou Warrantholders (each as defined herein);

AND WHEREAS the parties hereto intend to carry out the transactions contemplated herein by way of an arrangement under the provisions of the *Business Corporations Act* (Alberta);

AND WHEREAS the parties hereto have entered into this agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such arrangement;

NOW THEREFORE this agreement witnesses that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as set forth below.

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this agreement defined terms shall have the following meanings:

"**ABCA**" means the *Business Corporations Act* (Alberta), R.S.A. 2000, c. B-9;

"**AMEX**" means the American Stock Exchange;

"**AMEX Deficiency**" means JED's current deficiency under the continued listing requirements set out in Section 1003(a)(i) of the AMEX Company Guide;

"**Arrangement**" means the arrangement under the provisions of section 193 of the ABCA, on the terms and conditions set forth in the Plan of Arrangement;

"Articles of Arrangement" means the articles of arrangement of Caribou in respect of the Arrangement required by the ABCA to be sent to the Registrar after the Final Order is made;

"best efforts", in the case of Caribou, does not include any act which is not approved or permitted under the CCAA Proceedings;

"Business Day" means, with respect to any action to be taken, any day, other than Saturday, Sunday or a statutory holiday in the place where such action is to be taken;

"Caribou" means Caribou Resources Corp., a body corporate amalgamated under the ABCA;

"Caribou Common Shares" means common shares in the capital of Caribou;

"Caribou Common Shareholders" means the holders of Caribou Common Shares;

"Caribou Financial Statements" means the audited consolidated financial statements and related notes of Caribou for the fiscal year ended December 31, 2006 and the unaudited consolidated financial statements and related notes of Caribou for the three months ended March 31, 2007;

Caribou Optionholders" means the holders of Caribou Options;

"Caribou Options" means the outstanding options to purchase Caribou Common Shares issued to directors, officers and employees of Caribou;

"Caribou Warrantholders" means the holders of Caribou Warrants;

"Caribou Warrants" means the outstanding share purchase warrants to purchase Caribou Common Shares;

"CCAA" means the *Companies Creditors Arrangement Act* (Canada), R.S.C. 1985, c. C-36;

"CCAA Arrangement" means the Plan of Arrangement under the CCAA dated June 13, 2007 concerning Caribou and sponsored by JED, in the form attached hereto as Exhibit "2", as restated, supplemented or amended from time to time with the approval of JED;

"CCAA Initial Order" means the Order of the Court made under the CCAA with respect to Caribou on January 31, 2007;

"CCAA Proceedings" means the proceedings commenced under the CCAA on January 30, 2007 in the Court, Judicial District of Calgary, Action No. 0701-01113;

"Certificate of Arrangement" means the certificate to be issued by the Registrar pursuant to subsection 193(11) of the ABCA giving effect to the Arrangement;

"Court" means the Court of Queen's Bench of Alberta;

"**Effective Date**" means the date set out in the Certificate of Arrangement;

"**Encumbrance**" includes, without limitation, any mortgage, pledge, assignment, charge, lien, hypothecation, security interest or trust, royalty, carried, working, participation or net profits interest, or any other third party interest, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

"**Final Order**" means the final order of the Court approving the Arrangement;

"**GST**" means any and all taxes payable under Part IX of the *Excise Tax Act* (Canada);

"**Information Circular**" means the Information Circular of Caribou relating to the Meeting;

"**Interim Order**" means the order of the Court ordering the Meeting and setting out certain directions in respect thereof;

"**JED**" means JED Oil Inc., a body corporate incorporated under the *Business Corporations Act* (Alberta);

"**JED Common Shares**" means common shares in the capital of JED;

"**JED Financial Statements**" means the audited consolidated financial statements and related notes of JED for the fiscal year ended December 31, 2006 and the unaudited consolidated financial statements and related notes of JED for the three months ended March 31, 2007;

"**Meeting**" means the special meeting of the Caribou Common Shareholders, Caribou Optionholders and Caribou Warrantholders including any adjournment thereof, that is to be convened as provided by the Interim Order to consider, and if deemed advisable, approve the Arrangement;

"**Person**" means any individual, partnership, limited partnership, joint venture, trust, body corporate, unincorporated organization, committee, trade creditors' committee, government, or agency, or instrumentality thereof, or any other entity howsoever designated or constituted;

"**Plan of Arrangement**" means the plan of arrangement which is annexed as Exhibit 1 and any amendment or variation thereto;

"**Registrar**" means the registrar appointed pursuant to Section 263(1) of the ABCA;

"**Subsidiary**" means a subsidiary as defined in the ABCA; and

"**Tax Pools**" means the aggregate of all amounts which are deductible in the computation of income or taxable income under the *Income Tax Act* (Canada) or any provincial taxation statute applicable to either of the parties and without restricting the generality of

the foregoing includes such party's "cumulative Canadian exploration expense", "cumulative Canadian development expense", "cumulative Canadian oil and gas property expense", "foreign exploration and development expense", "undepreciated capital cost", "cumulative eligible capital", "non-capital losses" and "limited partnership losses", if any, all as defined for the purposes of the *Income Tax Act* (Canada) and applicable provincial income tax legislation.

1.2 Interpretation Not Affected by Headings

The division of this agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this agreement.

1.3 Article References

References in this agreement to an article, section, subsection, paragraph, exhibit or schedule by number or letter or both refer to the article, section, subsection, paragraph, exhibit or schedule, respectively, bearing that designation in this agreement.

1.4 Number

In this agreement, unless the contrary intention appears, words importing the singular include the plural and *vice versa*, and words importing gender shall include all genders.

1.5 Date for Any Action

In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6 Currency

Unless otherwise stated, all references in this agreement to sums of money are expressed in lawful money of Canada.

1.7 Exhibit

Exhibit 1 annexed to this agreement, being the Plan of Arrangement, is incorporated by reference into this agreement and forms part hereof.

1.8 Statutes

References in this agreement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder.

ARTICLE 2
THE ARRANGEMENT

2.1 Arrangement

As soon as reasonably practicable, Caribou shall apply to the Court pursuant to section 193 of the ABCA for an order approving the Arrangement and in connection with such application shall:

(a) forthwith file, proceed with and diligently prosecute an application for an Interim Order under section 193(4) of the ABCA providing for, among other things, the calling and holding of the Meeting for the purpose of considering and approving the Arrangement; and

(b) subject to obtaining such approval of the Caribou Common Shareholders, Caribou Optionholders and Caribou Warrantholders at the Meeting as contemplated in the Interim Order and as may be directed by the Court in the Interim Order, take the steps necessary to submit the Arrangement to the Court and apply for the Final Order; and

(c) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, deliver to the Registrar Articles of Arrangement and such other documents as may be required to give effect to the Arrangement.

2.2 Interim Order

The notice of motion for the application referred to in Article 2.1(1) shall request that the Interim Order provide:

(a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(b) the requisite approval for the Arrangement shall be 66 2/3% of the votes cast by the Caribou Common Shareholders, Caribou Optionholders, and Caribou Warrantholders voting as one class, present in person or by proxy at the Meeting; and

(c) that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of the Caribou, including quorum requirements and all other matters, shall apply in respect of the Meeting; provided that Caribou may, in its discretion, apply to the Court for an abridgement of the notice period in respect of the Meeting as well as relief from certain informational requirements prescribed by law to be included in the Information Circular.

2.3 Information Circular

As soon as reasonably practicable after the execution and delivery of this agreement, Caribou, with the cooperation of JED, shall prepare the Information Circular together with any other documents required under the ABCA or applicable securities laws with respect to the Arrangement and cause the same to be sent to each Caribou Common Shareholder, Caribou Optionholder and Caribou Warrantholder and filed as required under the ABCA and applicable securities laws, subject to any modifying provisions contained in the Interim Order.

2.4 Effective Date

The Arrangement shall become effective on the Effective Date, which shall be the same date as the implementation of the CCAA Arrangement unless otherwise agreed to in writing by JED and Caribou.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Mutual Representations and Warranties

JED represents and warrants to Caribou and Caribou represents and warrants to JED, and acknowledges that the other is relying upon such representations and warranties in connection with the matters contemplated by this agreement, that:

(a) it is duly incorporated and organized and validly existing under the ABCA and, subject in the case of Caribou to the CCAA Initial Order and any other orders of the Court issued under the CCAA Proceedings, has the corporate power and authority to own or lease its property and assets and to carry on any business now conducted by it, and is duly qualified to carry on business in each jurisdiction in which the nature of its business or the property or assets owned or leased by it makes such qualification necessary;

(b) subject to obtaining the order of the Court under the CCAA Proceedings, it has the corporate power and authority to enter into this agreement and, subject to obtaining the requisite approvals contemplated hereby, to perform its obligations hereunder;

(c) subject to obtaining the order of the Court under the CCAA Proceedings, the execution and delivery of this agreement by it and the completion of the transactions contemplated hereby and provisions hereof and thereof do not and will not:

(i) result in the breach of, or violate any term or provision of, its articles, by-laws or other governing documents;

(ii) conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, license, permit or authority to which it is a party or

by which it or its property is bound and which is material to it, or result in the creation of any Encumbrance upon any of its assets under any such agreement or instrument, or give to others any material interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, license, permit or authority; or

(iii) violate or contravene any provision of any law or regulation or any judicial or administrative award, judgment or decree applicable and known to it (after due inquiry), where such violation or contravention would have a material adverse effect on it or could reasonably be expected to prevent or hinder the consummation of the transactions contemplated by this agreement or the Plan of Arrangement;

(d) except for the CCAA Proceedings concerning Caribou, the AMEX Deficiency of JED, and any other matter of which the other parties hereto are aware on the date hereof by way of written notice from the other party, to the best of its knowledge (after due inquiry), there are no actions, suits, proceedings or investigations commenced, contemplated or threatened against or affecting it, at law or in equity, before or by any governmental department, commission, board, bureau, court, agency, arbitrator or instrumentality, domestic or foreign, of any kind, nor to the best of its knowledge (after due inquiry) are there any existing facts or conditions which may reasonably be expected to be a proper basis for any such action, suit, proceeding or investigation, which in any case would prevent or hinder the consummation of the transactions contemplated by this agreement or the Plan of Arrangement or which could reasonably be expected to materially adversely affect its business, financial condition, operations, prospects, properties, assets or affairs;

(e) its minute books are true and correct in all material respects and contain the minutes of all meetings and all resolutions of the directors and shareholders thereof and to its knowledge (after due inquiry), there are no unanimous shareholder agreements among its shareholders;

(f) since December 31, 2006, it has:

(i) except in respect of, or disclosed in, the CCAA Proceedings concerning Caribou, conducted its business in all material respects in the ordinary course of business consistent with normal industry practice;

(ii) except as disclosed in publicly available reports filed by the party with the Alberta Securities Commission or the Court, not suffered any material adverse change, financial or otherwise, in its business, financial condition, operations, prospects, properties, assets, liabilities or affairs nor have there been any occurrences or circumstances which have resulted or might reasonably be expected to result in a material adverse change thereto, other than normal production, transactions in the ordinary course of business, changes to the market price of the JED Common Shares or the

Caribou Common Shares or changes attributable to general economic conditions, including changes in interest rates and fluctuations in the prices of petroleum substances; and

(iii) not made any change in its accounting principles and practices as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained, except in respect of changes required by the Canadian Institute of Chartered Accountants in accordance with generally accepted accounting principles in Canada in the case of Caribou or in respect of changes in accordance with generally accepted accounting principles in the United States of America in the case of JED;

(g) to the best of its knowledge, it has duly and timely filed, in all material respects, in proper form, returns in respect of taxes under the *Income Tax Act* (Canada), the *Excise Tax Act* (Canada), the *Alberta Corporate Tax Act*, the tax legislation of any other province of Canada or any foreign country having jurisdiction over its affairs, including, without limitation, the *Petroleum and Gas Revenue Tax Act* (Canada), the *Canadian Exploration Incentive Program Act* (Canada), the *Petroleum Incentives Program Act* (Canada), the *Canadian Exploration and Development Incentive Program Act* (Canada), the *Mines and Minerals Tax Act* (Alberta) and the *Freehold Mineral Rights Tax Act* (Alberta), and similar legislation of other provinces having jurisdiction over its affairs, for all prior periods in respect of which such filings have heretofore been required, and all taxes shown thereon and all taxes now owing have been paid or accrued on its books and there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, provincial or other income tax return for any period, and all payments to any non-resident of Canada have been made in accordance with all applicable legislation in respect of withholding tax, is not aware of any contingent tax liabilities, except in the case of Caribou potential claims arising from the failure of Caribou to incur by December 31, 2007 and renounce Canadian Exploration Expense to subscribers for flow-through Caribou Common Shares, or any grounds for reassessment, there are no material assessments or reassessments pursuant to which there are amounts owing or discussions in respect thereof with any taxing authority and it has withheld from each payment made to any of its directors, officers and employees and former directors, officers and employees the amount of all taxes (including, without limitation, income tax) and other deductions required to be withheld therefrom and has paid the same to the proper tax or other authority within the time required under any applicable tax legislation and has remitted to the proper tax authority when required by law to do so, all amounts collected by it on account of GST and is a "taxable Canadian Corporation" for the *Income Tax Act*;

(h) all filings made by it under which it has received or is entitled to government incentives have been made in accordance, in all material respects, with all applicable legislation and contain no misrepresentations of material fact or omit to

state any material fact which could cause any amount previously paid or previously accrued on its accounts to be recovered or disallowed;

(i) if applicable and except in respect of which JED is aware on the date hereof by way of written notice, there has been no material adverse change in its oil and gas assets from those described in its current independent engineering report provided by Caribou to JED, except as may have occurred through normal production or otherwise as a result of transactions in the ordinary course of business;

(j) it holds such right and title to the assets used in connection with its business as may be required for the carrying on of its business in accordance with normal industry practice and its interests in such assets in the aggregate are not subject to any material reduction by a right of conversion or other alteration or election in favour of a third party;

(k) to the best of its knowledge and, in the case of Caribou other than as contemplated by or disclosed in the CCAA Proceedings, it is not:

(i) in breach or violation of any term or provision of its articles, by-laws or other governing documents;

(ii) in breach or violation of any term or provision of, or in default under any agreement, instrument, license, permit or authority to which it is a party or by which it or any of its property is bound and which is material to it; or

(iii) in violation or contravention of any provision of any law or regulation or any judicial or administrative award, judgment or decree applicable and known to it, after due inquiry, where such violation or contravention could reasonably be expected to prevent or hinder the consummation of the transactions contemplated by this agreement or the Plan of Arrangement or which could reasonably be expected to materially adversely affect its business, financial condition, operations, prospects, properties, assets or affairs, other than the AMEX Deficiency if not cured by October, 2008 in the case of JED;

(l) to the best of its knowledge, after due inquiry, except to the extent that such violation does not have a material adverse effect on its business, financial condition, operations, prospects, properties, assets or affairs:

(i) it is not in violation of any environmental laws;

(ii) it has operated its business at all times and has received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of applicable environmental laws;

(iii) there have been no unrectified spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes on any of the real property owned or leased by it or under its control, nor has any such real

property been used at any time by any person as a landfill or waste disposal site;

(iv) there have been no unrectified releases, deposits or discharges, in violation of applicable environmental laws, of any hazardous or toxic substances, contaminants or wastes to the earth, air or into any body of water or any municipal or other sewer or drain water system by it;

(v) no orders, directions, or notices have been issued and remain outstanding pursuant to applicable environmental laws relating to its business or assets;

(vi) it has not failed to report to the proper governmental authority the occurrence of any event which is required to be so reported by any applicable environmental laws; and

(vii) it holds all licenses, permits and approvals required under applicable environmental laws in connection with the operation of its business and the ownership and use of its assets, all such licenses, permits and approvals are in full force and effect, and, except for notifications and conditions of general application to assets of the type owned by it, it has not received any notification pursuant to any applicable environmental laws that any work, repairs, construction or capital expenditures are required to be made by it as a condition of continued compliance with any applicable environmental laws, or any license, permit or approval issued pursuant thereto, or that any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated;

(m) except as contemplated by the CCAA Arrangement, the execution of this agreement or the consummation of the transactions contemplated by this agreement or the Plan of Arrangement will not result in its having to pay any fee to any person; and

(n) it has made disclosure of all material facts, as defined in the *Securities Act* (Alberta), relating to its business and financial affairs to each other or as otherwise required by the *Securities Act* (Alberta) and acknowledges that the other is relying upon such disclosure in determining whether to proceed with the Plan of Arrangement.

3.2 Representations and Warranties of JED

JED represents and warrants to and in favour of Caribou as follows, and acknowledges that Caribou is relying upon such representations and warranties in connection with the matters contemplated by this agreement:

(a) the authorized capital of JED consists of an unlimited number of JED Common Shares and an unlimited number of Preferred shares which can be issued in series,

of which 8,000,000 Series A Preferred Shares and 2,200,000 Series B Preferred shares are authorized;

(b) there are currently 14,967,659 issued and outstanding JED Common Shares, nil Series A Preferred Shares and 1,797,498 Series B Preferred Shares; and currently 6,117,251 JED Common Shares are reserved for issuance upon the exercise of outstanding stock options and warrants, and the exercise of Series B Preferred shares and convertible Notes, and as at the date hereof there are no other rights, agreements or commitments of any character whatever requiring the issuance of any JED Common Shares or securities convertible into JED Common Shares other than ones which in the opinion of JED will be accretive;

(c) the execution and delivery of this agreement and the completion of the transactions contemplated herein and in the Plan of Arrangement have been duly approved by its board of directors and this agreement constitutes a valid and binding obligation enforceable against it in accordance with its terms subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors' rights generally and the discretionary nature of certain remedies, including specific performance and injunctive relief and subject to the effectiveness of provisions providing rights of indemnity or exculpating a party or persons from a liability or a duty otherwise owed which may be limited by law;

(d) the JED Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America applied on a basis consistent with that of prior periods (except as stated therein) and present fairly the financial position of JED as of the dates provided therein and the results of their operations and the changes in financial position for the periods then ended and in all material respects all accounts receivable included in such financial statements, as except to the extent collected since the date hereof, are bona fide, collectible and not subject to set-off or counterclaim;

(e) it is a reporting issuer under the securities laws of Alberta, and is a registrant of the U.S. Securities and Exchange Commission, it has been a reporting issuer under the securities laws of Alberta for a period in excess of twelve months and, to the best of its knowledge, it is not in material default of any requirement of the securities laws of such jurisdictions and it is in compliance with the by-laws, rules and regulations of AMEX, other than the AMEX Deficiency, being the only exchange upon which its securities are listed;

(f) as of the dates as of which the information is given, the information respecting JED set out in the Information Circular for the Meeting shall be true and complete in all material respects and shall not contain any misrepresentation as defined in the *Securities Act* (Alberta); and

(g) it has no Subsidiaries other than JED Oil (USA) Inc., a corporation incorporated under the laws of the State of Wyoming, and any other subsidiary which may be

incorporated to participate in the CCAA Arrangement, and it has no agreement of any nature to acquire any Subsidiary or to acquire or lease any other business operation out of the ordinary course.

3.3 Representations and Warranties of Caribou

Caribou represents and warrants to and in favour of JED, and subject at all times to those matters contemplated by or disclosed in the CCAA Proceedings, as follows and acknowledges that JED is relying upon such representations and warranties in connection with the matters contemplated by this agreement:

(a) the authorized capital of Caribou consists of an unlimited number of Caribou Common Shares;

(b) the aggregate number of Caribou Common Shares presently issued and outstanding is 38,529,540. Other than 2,657,500 Caribou Common Shares issuable in connection with the outstanding Caribou Options and 109,973 Caribou Common Shares issuable in connection with the outstanding Caribou Warrants, no person has any agreement or option or any right or privilege capable of becoming an agreement, option or right for the purchase, subscription, allotment or issuance of any unissued securities of Caribou;

(c) the execution and delivery of this agreement and the completion of the transactions contemplated herein and in the Plan of Arrangement have been duly approved by its board of directors and, subject to obtaining the order of the Court under the CCAA Proceedings, this agreement constitutes a valid and binding obligation enforceable against it in accordance with its terms, subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors' rights generally and the discretionary nature of certain remedies, including specific performance and injunctive relief and subject to the effectiveness of provisions providing rights of indemnity or exculpating a party or persons from a liability or a duty otherwise owed which may be limited by law;

(d) the Caribou Financial Statements have been prepared in accordance with generally accepted accounting principles in Canada applied on a basis consistent with that of prior periods (except as stated therein) and present fairly the financial position of Caribou as of the dates provided therein and the results of their operations and the changes in financial position for the periods then ended and in all material respects all accounts receivable included in such financial statements, as except to the extent collected since the date hereof, are bona fide, collectible and not subject to set-off or counterclaim;

(e) it is a reporting issuer under the securities laws of Alberta, British Columbia, and Saskatchewan, and to the best of its knowledge is not in material default of any requirement of such securities laws, it is in compliance with the by-laws, rules

and regulations of the TSX Venture Exchange, being the only exchange upon which its securities are listed;

(f) as of the dates as of which the information is given, the information respecting Caribou set out in the Information Circular for the Meeting shall be true as to all material facts;

(g) Caribou holds such right and title to the assets described in the independent engineering report dated April 5, 2007 and effective December 31, 2006 prepared by McDaniel & Associates Consultants Ltd. and its interests in such assets in the aggregate are not subject to any material reduction by a right of conversion or other alteration or election in favour of a third party, or to any rights of first refusal, pre-emptive rights, or material adverse changes or changes; and

(h) it has no Subsidiaries and it has no agreement of any nature to acquire any Subsidiary or to acquire or lease any other business operation out of the ordinary course.

ARTICLE 4
COVENANTS

4.1 Mutual Covenants

Each of JED and Caribou covenants and agrees that, until the Effective Date or the day upon which this agreement is terminated, whichever is earlier, it:

(a) will use its best efforts to satisfy or cause the satisfaction of the conditions precedent to its obligations hereunder set forth in Article 5 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to complete the Arrangement, including using its reasonable best efforts:

   (i) to obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts;

   (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any law or regulation of Canada or the United States of America, including the approvals of AMEX in the case of JED and of the TSX Venture Exchange in the case of Caribou; and

   (iii) to effect all necessary registrations and filings and submissions of information requested by governmental authorities required to be effected by it in connection with the Arrangement;

(b) will use its reasonable best efforts to cooperate with the other parties to this agreement in connection with the performance by it of its obligations hereunder;

(c) will make available and cause to be made available to the other parties to this agreement, its agents and advisors, as soon as possible, all documents and agreements in any way relating to or affecting its business, financial condition, operations, prospects, properties, assets and affairs, and such other documents or agreements as may be necessary to enable such other parties to effect a thorough investigation of its business, properties and financial status, except where it is contractually precluded from making such document or agreement available in which case it shall cooperate with the other parties in securing access to any such documentation; and

(d) will not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this agreement or which might, directly or indirectly, interfere with or adversely affect the consummation of the Arrangement.

4.2 Covenants of JED

JED covenants and agrees that, until the Effective Date or the day upon which this agreement is terminated, whichever is earlier, it:

(a) will provide to Caribou in a timely and expeditious manner all information as may be reasonably requested by Caribou or is required by the Interim Order or applicable law with respect to JED and its business and properties for inclusion in the Information Circular or in any amendments or supplements to the Information Circular complying in all material respects with all applicable legal requirements on the date of mailing thereof;

(b) will forthwith carry out the terms of the Interim Order and the Final Order provided that nothing shall require JED to consent to any modifications of this agreement, the Arrangement or JED's obligations hereunder;

(c) if approval of the JED Common Shareholders for the issuance of JED Common Shares pursuant to the Arrangement and/or the CCAA Arrangement is a condition by AMEX for its approval of the additional listing of such JED Common Shares, JED will, in a timely and expeditious manner, convene a meeting of the JED Common Shareholders and state in the information circular for such meeting that the directors of JED support the Arrangement and the CCAA Arrangement and recommend approval of the issuance of the JED Common Shares thereunder to the JED Common Shareholders;

(d) will prepare and file with all applicable securities commissions or similar securities regulatory authorities of Canada and the United States of America all necessary applications to seek exemptions, if required, from the prospectus, registration and other requirements of the applicable securities laws of Canada and the United States of America for the issue by JED of JED Common Shares pursuant to the Arrangement and the CCAA Arrangement so that such securities

may trade following the consummation of the Plan of Arrangement without restriction;

(e) will, as at the Effective Date, issue JED Common Shares to those persons entitled thereto pursuant to the Arrangement and the CCAA Arrangement and shall apply for and diligently pursue the listing of such JED Common Shares on AMEX;

(f) will make all other necessary filings and applications under applicable federal and provincial laws and regulations of Canada required in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such laws and regulations;

(g) will use its best efforts to conduct its affairs so that all of its representations and warranties contained herein shall be true and correct on and as of the Effective Date as if made thereon;

(h) will conduct all due diligence investigations in such manner so as not to interfere unreasonably with the business or operations of Caribou;

(i) will make reasonable efforts to cooperate with Caribou Common Shareholders to allow such shareholders to receive the JED Common Shares pursuant to the Arrangement on a tax-deferred basis for Canadian income tax purposes as permitted by the *Income Tax Act* (Canada);

(j) will take all actions as are reasonably necessary to support the CCAA Arrangement, including in respect of the Court proceedings to approve the CCAA Arrangement; and

(k) in the event that the requisite majority of holders of the JED Common Shares does not approve the issuance by JED of JED Common Shares for the Arrangement and the CCAA Arrangement, JED will, for 90 days following such failure to approve, refrain from exercising any and all of its rights under the Credit Agreement between Brookfield Bridge Lending Fund Inc. ("BBLF") and Caribou dated January 16, 2007 and the related security (the "Security") in respect of Caribou's
property, which was assigned by BBLF to JED by Assignment Agreement dated June 4, 2007, including, but not limited to, demanding payment of the debt and/or taking steps to enforce or realize on the Security.

4.3 Covenants of Caribou

Caribou covenants and agrees that, until the Effective Date or the day upon which this agreement is terminated, whichever is earlier:

(a) it will, in a timely and expeditious manner:

(i) cooperate with JED in obtaining the Interim Order and will carry out the terms of the Interim Order, provided that nothing shall require Caribou to

consent to any modification of this agreement, the Arrangement or Caribou's obligations hereunder;

(ii) state in the Information Circular that the directors of Caribou support the Arrangement and recommend approval of the Arrangement by the Caribou Common Shareholders, Caribou Optionholders and Caribou Warrantholders;

(iii) convene the Meeting and distribute the Information Circular, in each case as ordered by the Interim Order;

(iv) provide notice to JED of the Meeting and allow JED's representatives to attend the Meeting unless such attendance is prohibited by the Interim Order; and

(v) conduct the Meeting in accordance with the Interim Order, the by-laws of Caribou and any instrument governing such meeting, as applicable, and as otherwise required by law;

(b) it will, in a timely and expeditious manner and in cooperation with JED, prepare and file any amendments or supplements to the Information Circular and mail the same to the Caribou Common Shareholders as required by the Interim Order and in accordance with applicable law in all jurisdictions where the same is required;

(c) it will, subject to the satisfaction or waiver of the conditions set forth in Sections 5.1 and 5.3, forthwith carry out the terms of the Final Order;

(d) it will, except for proxies and other non-substantive communications with security holders, furnish promptly to JED a copy of each notice, report, schedule or other document delivered, filed or received by Caribou in connection with the Arrangement and the Meeting, any filings under applicable laws and any dealings with regulatory agencies in connection with the transactions contemplated herein;

(e) it will make other necessary filings and applications under applicable federal and provincial or state laws and regulations of Canada and the United States of America required on the part of Caribou in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such laws and regulations;

(f) Subject to Section 8.11, it will give to JED and its representatives, from and after the date of execution of this agreement, full access, on reasonable notice, during normal business hours to all of the assets, business, properties, books, contracts, documents and records of Caribou, the opportunity to make reasonable investigation of Caribou, and will furnish to JED and its representatives any additional financial statements of, and all information with respect to the business and affairs of Caribou that JED may reasonably request; provided however, that any such access and assistance shall not interrupt the ordinary operations of Caribou;

(g) it will, in all material respects, conduct itself so as to keep JED fully informed as to the decisions required with respect to the most advantageous methods of exploring, operating and producing from its assets;

(h) it will use its best efforts to conduct its affairs so that all of its representations and warranties contained herein shall be true and correct on and as of the Effective Date as if made thereon;

(i) will not declare or pay any dividends or make any other distribution or repay, other than in the ordinary course of business, any outstanding indebtedness, except as contemplated by the CCAA Initial Order, any other order under the CCAA Proceedings, and the CCAA Arrangement;

(j) will not issue, authorize or propose the issuance of, or purchase or propose the purchase of any shares or any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, except pursuant to the Arrangement, the CCAA Arrangement or pursuant to rights, options or agreements outstanding on the date hereof and in accordance therewith;

(k) will not, except as may be contemplated by the CCAA Initial Order, any other order under the CCAA Proceedings or the CCAA Arrangement, and except for transactions in the ordinary course of business and as required in the course of prudent oilfield operations, sell, dispose of, transfer, convey, surrender, release or abandon, or create or assume any Encumbrance on or in respect of, the whole or any part of its assets other than chattels that are replaced by equivalent property or consumed in operations and other than any liens arising as a result of operations under agreements affecting the assets;

(l) will maintain insurance on and in respect of all its assets in like kind to, and in an amount not less than the amount of, insurance in respect of the assets in effect on the date hereof,

(m) will not enter into any transaction not in the ordinary course of its business as hereinbefore conducted or incur any capital expenditures, and will use all reasonable efforts to preserve intact its present business organization, licenses and permits; provided that it will not be required to expend funds or incur obligations in respect of the same except as authorized under the CCAA Proceedings;

(n) will not take any action or omit to take any action which results in a reduction of its Tax Pools except for actions permitted under this agreement, actions in the ordinary course of business and actions taken under the CCAA Arrangement which are transactions which give rise to, or are deemed to give rise to, a forgiven amount within the meaning of the *Income Tax Act* (Canada); and

(o) will not, except with respect to the CCAA Arrangement, enter into any agreement, or take part directly or indirectly, through representatives, advisors or agents or otherwise, in any discussions or negotiations or provide any information

to any third party relating to any acquisition or disposition of any assets (except for transactions in the ordinary course of business) or issue or transfer of any of its securities or any proposal to offer to purchase its outstanding shares, amalgamate, merge or effect an arrangement of itself with one or more corporations or entities; provided that the foregoing shall not prevent the board of directors from responding as required by law to any unsolicited submission or proposal regarding any acquisition or disposition of assets or any unsolicited proposal to amalgamate, merge or effect an arrangement or any unsolicited acquisition proposal generally or making any disclosure to its shareholders with respect thereto which in the judgment of the board of directors or upon the advice of counsel is required under applicable law.

ARTICLE 5
CONDITIONS

5.1 Mutual Conditions

The obligations of JED and Caribou to complete the transactions contemplated hereby are subject to fulfillment of the following conditions on or before the Effective Date or such other time as is specified below:

(a) the Interim Order shall have been granted in form and substance satisfactory to JED and Caribou, acting reasonably;

(b) a resolution shall have been passed at the Meeting, duly approving the Arrangement, with or without amendment, in accordance with the Interim Order;

(c) the CCAA Arrangement shall have been approved by the requisite majority of the creditors of Caribou and by the Court, and all conditions precedent to implementation of the CCAA Arrangement shall have been satisfied or waived;

(d) the Final Order shall have been granted in form and substance satisfactory to JED and Caribou, acting reasonably;

(e) the Articles of Arrangement relating to the Arrangement shall be in form and substance satisfactory to JED and Caribou, acting reasonably;

(f) there shall be no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, that:

   (i) makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein;

   (ii) results in a judgment or assessment of material damages, directly or indirectly, relating to the transactions contemplated herein;

(iii) prohibits JED's or Caribou's ownership or operation of all or any material portion of the business or assets of Caribou or compels JED or Caribou to dispose of or hold separately all or any portion of the business or assets of JED or Caribou or the Caribou Common Shares; or

(iv) imposes or confirms material limitations on the ability of JED to effectively exercise full rights of ownership of the Caribou Common Shares including, without limitation, the right to vote any such securities;

(g) the JED Common Shares to be issued under the Arrangement shall have been conditionally approved for listing on AMEX subject only to the filing of standard required documentation; and

(h) JED and Caribou shall have obtained all consents, approvals and authorizations, regulatory or otherwise, including third party approvals and consents, desirable, required or necessary in connection with the transactions contemplated herein on terms and conditions reasonably satisfactory to JED and Caribou.

The foregoing conditions are for the mutual benefit of JED and Caribou and may be waived, in whole or in part, by mutual agreement of JED and Caribou at any time. If any of the said conditions precedent shall not be complied with or waived on or before the date required for the performance thereof, JED or Caribou may, in addition to the other remedies they may have at law or in equity, rescind and terminate this agreement by written notice to the other parties.

5.2 JED Conditions

The obligation of JED to complete the transactions contemplated herein is subject to fulfilment of the following conditions on or before the Effective Date or such other time as specified below:

(a) the representations and warranties made by Caribou in this agreement shall be true in all material respects as of the date of this agreement and as of the Effective Date as if made on and as of such date and Caribou shall have provided to JED certificates of two officers of Caribou certifying such accuracy on the Effective Date and JED shall have no knowledge to the contrary;

(b) Caribou shall have complied in all material respects with its covenants herein, shall have provided to JED certificates of two officers of Caribou certifying that it has complied with its covenants herein and JED shall have no knowledge to the contrary;

(c) the board of directors of Caribou shall have made and not modified or amended, in any respect, prior to the Meeting, an affirmative recommendation that the Caribou Common Shareholders approve the Arrangement;

(d) before giving effect to the transactions contemplated by this agreement, there shall have been no material adverse change, financial or otherwise, in the business, financial condition, operations, prospects, properties, assets or affairs of

Caribou or any occurrences or circumstances which have resulted or might reasonably be expected to result in a material adverse change thereto (other than changes in the market price of Caribou Common Shares or changes attributable to general economic conditions, including changes in interest rates and fluctuations in the prices of petroleum substances), and which shall include the commencement of one or more actions by a shareholder or shareholders of Caribou against Caribou and/or its directors (which, in the case of shareholder actions against Caribou directors, is limited to those actions in respect of which Caribou or JED would have a material obligation or cost subsequent to the Arrangement becoming effective), which in JED's sole judgment, acting reasonably, is likely to have a material adverse effect, or any decision by a securities regulatory authority to commence action against Caribou is likely to have a material adverse effect, provided that without limitation, any change or changes (other than changes attributable to general economic conditions, including changes in interest rates and fluctuations in the prices of petroleum substances) in or in respect of the property or assets of Caribou reducing the aggregate value thereof by more than One Million Dollars ($1,000,000) shall be deemed to be a material adverse change; and

(e) holders of not more than 5% of the issued and outstanding Caribou Common Shares shall have exercised rights of dissent in relation to the Arrangement.

The foregoing conditions precedent are for the benefit of JED may be waived in whole or in part by JED in writing at any time. If any of the said conditions shall not be complied with or waived by JED on or before the date required for the performance thereof, JED may, in addition to the other remedies it may have at law or equity, rescind and terminate this agreement by written notice to Caribou.

5.3 Caribou Conditions

The obligation of Caribou to complete the transactions contemplated herein is subject to the fulfillment of the following conditions on or before the Effective Date or such other time as specified below:

(a) the representations and warranties made by JED in this agreement shall be true in all material respects as of the date of this agreement and as of the Effective Date as if made on and as of such date and JED shall have provided to Caribou certificates of two officers of JED certifying such accuracy on the Effective Date and Caribou shall have no knowledge to the contrary;

(b) JED shall have complied in all material respects with its covenants herein and shall have provided to Caribou certificates of two officers of JED certifying that JED have complied with their covenants herein and Caribou shall have no knowledge to the contrary; and

(c) before giving effect to the transactions contemplated by this agreement, there shall have been no material adverse change, of which it is aware, financial or

otherwise, in the business, financial condition, operations, prospects, properties, assets or affairs, of JED or any occurrences or circumstances which have resulted or might reasonably be expected to result in material adverse change thereto (other than changes in the market price of JED Common Shares, sales by JED of assets or changes to attributable to general economic conditions, including changes in interest rates and fluctuations in the prices of petroleum substances).

The foregoing conditions precedent are for the benefit of Caribou and may be waived, in whole or in part, by Caribou in writing at any time. If any of the said conditions shall not be complied with or waived by Caribou on or before the date required for their performance then Caribou may, in addition to the other remedies it may have at law or equity, rescind and terminate this agreement by written notice to JED.

ARTICLE 6
TERMINATION

6.1 Termination

Notwithstanding any other rights contained herein, any party to this agreement may terminate this agreement at any time prior to the Effective Date, without prejudice to any other remedy available to such party, upon notice to the other parties but without further notice to, or action on the part of, its security holders:

(a) if, notwithstanding the best efforts of Caribou, the Interim Order has been refused and no appeal thereof is applied for before the period to appeal has expired or has not been granted by the Court or, if issued, has been set aside or modified in a manner unacceptable to Caribou or JED on appeal or otherwise;

(b) if, notwithstanding the best efforts of Caribou, the Caribou Common Shareholders, Caribou Optionholders and Caribou Warrantholders do not approve the Arrangement in accordance with the terms of the Interim Order;

(c) if, notwithstanding the best efforts of the parties, the Final Order has not been granted on or before August 31, 2007 or such later date agreed upon by the parties;

(d) if the Final Order is refused and no appeal thereof is applied for before the period to appeal has expired;

(e) if, notwithstanding the best efforts of the parties, the Arrangement has not become effective on or before August 31, 2007 or such later date agreed upon by the parties; or

(f) if the requisite majority of the creditors of Caribou fail to approve the CCAA Arrangement or the Court refuses to approve the CCAA Arrangement and no appeal thereof is applied for before the period to appeal has expired.

6.2 Effect of Termination

Upon the termination of this agreement pursuant to this Article 6, no party shall have any liability or further obligation to the other party hereunder, except as otherwise specifically provided herein.

ARTICLE 7
AMENDMENT

7.1 Amendment

This agreement may, at any time and from time to time before or after the holding of the Meeting, be amended by written agreement of the parties hereto without further notice to or authorization on the part of their respective shareholders, provided that, notwithstanding the foregoing, the number of JED Common Shares which the Caribou Common Shareholders shall have the right to receive on the Arrangement may not be reduced without the approval of the Caribou Common Shareholders, respectively, given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

ARTICLE 8
GENERAL

8.1 Expenses

Except as otherwise provided for herein or as provided by the Court in the Interim Order or under the CCAA Arrangement, each party hereto covenants and agrees to bear its own costs and expenses in connection with the transactions contemplated hereby.

8.2 Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this agreement by a party to any other party shall be in writing and may be given by sending same by facsimile transmission or by hand delivery to a responsible person addressed to the party to whom the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day and, if not, the next succeeding Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for service of each of the parties hereto shall be as follows:

if to Caribou:

Caribou Resources Corp.
1545, 101 – 6th Avenue S.W.
Calgary, Alberta
T2P 3P4

Attention: Christina M. Fehr
FAX: (403) 269-5221

if to JED:

JED Oil Inc.
1601 - 15th Avenue S.W.
Didsbury, Alberta
T0M 0W0

Attention: Marcia L. Johnston
FAX: (403) 335-8391

8.3 Time of Essence

Time shall be of the essence in this agreement.

8.4 Entire Agreement

This agreement constitutes the entire agreement between the parties hereto and cancels and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, except for such agreements contemplated by the CCAA Arrangement.

8.5 Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

8.6 Governing Law

This agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Alberta. Each party hereto hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta in respect of all matters arising under or in relation to this agreement.

8.7 Execution in Counterparts

This agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and the counterparts collectively are to be conclusively deemed to be one instrument. Counterparts delivered by way of facsimile transmission are deceived to be as valid as original counterparts.

8.8 Waiver

No waiver by any party hereto shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

8.9 Enurement and Assignment

This agreement shall enure to the benefit of and be binding upon the parties hereto and respective successors and assigns. This agreement may not be assigned by any party hereto without the prior written consent of the other party hereto.

8.10 No Survival of Representations

The representations and warranties set forth in Article 3 shall terminate on, and may not be relied upon by either party to this agreement after, the Effective Date.

8.11 onfidentiality

All documents and information received by JED from Caribou or *vice versa*, and their respective counsel and agents (including this agreement), shall be treated by JED and Caribou, as the case may be, as confidential information and will not be used by the recipient or disclosed to others by the recipient, except to their respective counsel, auditors and bankers. Neither party shall disclose such information or the terms of this agreement to any other Person (other than such party's affiliates, directors, officers, consultants, employees, lenders, counsel, accountants or any other advisors on a need-to-know basis who have agreed in writing or who by the nature or their terms of their retainer, engagement or employment are under a duty to keep such terms confidential and to use the information only for the need-to-know basis upon which the information was provided, and for whom such party shall be liable as a result of any breach of such obligation of confidentiality), except in order to comply with any applicable law or the Interim Order; provided that, each party shall notify the other party of any proceeding under applicable law of which it is aware which may result in disclosure and the other party may, at their own expense, seek to obtain any protective order to prevent or limit such disclosure. The parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation; provided further that, all monetary damages shall be limited to actual direct damages. The provisions of this Section 8.11 shall survive the termination of this agreement for two years. Notwithstanding the foregoing, both JED and Caribou shall be entitled to make all disclosure as is required in connection with the CCAA Arrangement, the Interim Order and the CCAA Proceedings.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

JED OIL INC.	CARIBOU RESOURCES CORP.
Per: ____________________ CHIEF FINANCIAL OFFICER	Per: ____________________
Per: ____________________ VICE-PRESIDENT LEGAL & CORPORATE AFFAIRS	Per: ____________________